SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

(Amendment No. 1)

Tender Offer Statement under Section 14(d)(1) or 13(e)(1)

of the Securities Exchange Act of 1934

MoSys, Inc.

(Name of Subject Company (Issuer) and Filing Person (Offeror))

Options to Purchase Common Stock, Par Value $0.01 Per Share

(Title of Class of Securities)

619718109

(CUSIP Number of Class of Securities Underlying Options to Purchase Common Stock)

Leonard Perham

Chief Executive Officer and President

MoSys, Inc.

3301 Olcott Street

Santa Clara, California 95054

(408) 418-7500

(Name, address and telephone number of person authorized to receive notices and communications on behalf of Filing Person)

Copies to:

Alan B. Kalin

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, California 94304

Telephone: (650) 233-4048

Facsimile: (650) 233-4545

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee**

$1,929,036	$194.25

*                      Estimated solely for purposes of calculating the amount of the filing fee using the Black-Scholes method as of July 22, 2016. The calculation of the transaction valuation assumes that all options to purchase the issuer’s common stock that are eligible for exchange will be exchanged for new replacement options and cancelled pursuant to this offer.

**               Filing Fee previously paid.  Calculated as $100.70 per $1,000,000 of the value of the transaction, pursuant to Rule 0-11(b) of the Securities Exchange Act of 1934, as amended.

☐                 Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

☐                 Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐      Third-party tender offer subject to Rule 14d-1.

☒     Issuer tender offer subject to Rule 13e-4.

☐      Going-private transaction subject to Rule 13e-3.

☐      Amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

This Amendment No. 1 ( “Amendment No. 1”) amends and supplements the Tender Offer Statement on Schedule TO (the “Schedule TO”) filed with the Securities and Exchange Commission on July 26, 2016 by MoSys, Inc., a Delaware corporation (“MoSys” or the “Company”), relating to an offer to eligible employees of MoSys and its subsidiaries, subject to specified conditions, to exchange some or all of their outstanding options to purchase shares of MoSys’s common stock for fewer replacement stock options with a lower exercise price (the “Offer”).

This Amendment No. 1 is filed by amending only the items of the Schedule TO included below to file the corrected and amended Form of Paper Notice of Withdrawal that is being delivered to employees beginning on July 26, 2016. Unaffected items in the Schedule TO are not included herein.

Item 12. Exhibits.

Exhibit Number	Description

(a)(1)(A)*	Offer to Exchange Certain Outstanding Options for a Number of Replacement Options, dated July 26, 2016.

(a)(1)(B)*	Forms of Communication from the Company’s Senior Manager, Human Resources to All Eligible Employees, dated July 26, 2016.

(a)(1)(C)*	Form of Terms of Election.

(a)(1)(D)*	Form of Offer Reminder.

(a)(1)(E)*	Form of Confirmation of Receipt of Election.

(a)(1)(F)*	Screen Shot of Stock Option Exchange Website.

(a)(1)(G)

Form of Stock Option Agreement for Employees (incorporated by reference to Exhibit 4.10 to the registration statement on Form S-8 (Commission File No. 333-168358) filed by the Company on July 28, 2010.

(a)(1)(H)*	Form of Presentation to All Eligible Option Holders, dated July 26, 2016.

(a)(1)(I)*	Form of Paper Election Form.

(a)(1)(J)	Form of Paper Notice of Withdrawal.

(a)(2)	Not applicable.

(a)(3)	Not applicable.

(a)(4)	Not applicable.

(a)(5)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)(1)	MoSys, Inc. Amended and Restated 2010 Equity Plan (incorporated by reference to Exhibit 4.8 to the Company’s registration statement on Form S-8 (Commission File No. 333-197989) filed August 8, 2014)).

(d)(2)	Rights Agreement, dated November 10, 2010, by and between the Company and Wells Fargo

Bank, N.A., as Rights Agent (incorporated by reference to the same-numbered exhibit to Form 8-K filed by the Company on November 12, 2010 (Commission File No. 000-32929)).

(d)(3)	Form of Right Certificate (incorporated by reference to the same-numbered exhibit to Form 8-K filed by the Company on November 12, 2010 (Commission File No. 000-32929).

(d)(4)	Summary of Rights to Purchase Preferred Shares (incorporated by reference to the same-numbered exhibit to Form 8-K filed by the Company on November 12, 2010 (Commission File No. 000-32929)).

(d)(5)

Amendment No. 1 to Rights Agreement, dated July 22, 2011, by and between the Company and Wells Fargo Bank, N.A., as Rights Agent (incorporated by reference to Exhibit 4.2.3 to the Current Report on Form 8-K, filed July 27, 2011 (Commission File No. 000-32929)).

(d)(6)

Amendment No. 2 to Rights Agreement, dated May 18, 2012, by and between the Company and Wells Fargo Bank, N.A., as Rights Agent (incorporated by reference to Exhibit 4.2.4 to the Current Report on Form 8-K, filed by the Company on May 24, 2012 (Commission File No. 000-32929)).

(d)(7)*	MoSys, Inc. Executive Change-in-Control and Severance Policy.

(e)	Not applicable.

(f)	Not applicable.

(g)	Not applicable.

(h)	Not applicable.

*Previously filed.

[Remainder of this page intentionally left blank.]

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 27, 2016

MOSYS, INC.

By:	/s/ James Sullivan
Name: James Sullivan
Title: Chief Financial Officer

INDEX OF EXHIBITS

Exhibit Number	Description

(a)(1)(A)*	Offer to Exchange Certain Outstanding Options for a Number of Replacement Options, dated July 26, 2016.

(a)(1)(B)*	Forms of Communication from the Company’s Senior Manager, Human Resources to All Eligible Option Holders, dated July 26, 2016.

(a)(1)(C)*	Form of Terms of Election.

(a)(1)(D)*	Form of Offer Reminder.

(a)(1)(E)*	Form of Confirmation of Receipt of Election.

(a)(1)(F)*	Screen Shot of Stock Option Exchange Website.

(a)(1)(G)

Form of Stock Option Agreement for Employees (incorporated by reference to Exhibit 4.10 to the registration statement on Form S-8 (Commission File No. 333-168358) filed by the Company on July 28, 2010.

(a)(1)(H)*	Form of Presentation to All Eligible Employees, dated July 26, 2016.

(a)(1)(I)*	Form of Paper Election Form.

(a)(1)(J)	Form of Paper Notice of Withdrawal.

(a)(2)	Not applicable.

(a)(3)	Not applicable.

(a)(4)	Not applicable.

(a)(5)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)(1)

MoSys, Inc. Amended and Restated 2010 Equity Plan (incorporated by reference to Exhibit 4.8 to the registration statement on Form S-8 (Commission File No. 333-197989) filed by the Company on August 8, 2014).

(d)(2)

Rights Agreement, dated November 10, 2010, by and between the Company and Wells Fargo Bank, N.A., as Rights Agent (incorporated by reference to the same-numbered exhibit to Form 8-K filed by the Company on November 12, 2010 (Commission File No. 000-32929)).

(d)(3)	Form of Right Certificate (incorporated by reference to the same-numbered exhibit to Form 8-K filed by the Company on November 12, 2010 (Commission File No. 000-32929)).

(d)(4)	Summary of Rights to Purchase Preferred Shares (incorporated by reference to the same-numbered exhibit to Form 8-K filed by the Company on November 12, 2010 (Commission File No. 000-32929)).

Exhibit Number	Description

(d)(5)

Amendment No. 1 to Rights Agreement, dated July 22, 2011, by and between the Company and Wells Fargo Bank, N.A., as Rights Agent (incorporated by reference to Exhibit 4.2.3 to the Current Report on Form 8-K, filed July 27, 2011 (Commission File No. 000-32929)).

(d)(6)

Amendment No. 2 to Rights Agreement, dated May 18, 2012, by and between the Company and Wells Fargo Bank, N.A., as Rights Agent (incorporated by reference to Exhibit 4.2.4 to the Current Report on Form 8-K, filed by the Company on May 24, 2012 (Commission File No. 000-32929)).

(d)(7)*	MoSys, Inc. Executive Change-in-Control and Severance Policy.

(e)	Not applicable.

(f)	Not applicable.

(g)	Not applicable.

(h)	Not applicable.

*Previously filed.